Exhibit 3.1

West Coast Bancorp

Amendment to Bylaws
(Approved February 9, 2010)

The last sentence of Section 2.2 of the Amended and Restated Bylaws of West Coast Bancorp is hereby amended to provide as follows:

“Unless waived by the Board on a case-by-case basis, no person may stand for election or reelection for director if such person has attained the age of seventy two (72).”